CAPITAL PLAN NOTICE TO MEMBERS AND FORMER MEMBERS

Annual Recalculation of Minimum Stock Requirement for 2010 Election of Directors and

Prospective Adjustment in Membership Stock Requirement Factor

Date of Notice: March 12, 2010

This document serves to notify all FHLBank Atlanta (Bank) Members and Former Members* of stock requirement computations scheduled for March 26, 2010, which may result in one or more adjustment transactions to your institution's Daily Investment Account (DIA).

  Annual Recalculation of Minimum Stock Requirement for 2010 Election of Directors

Pursuant to the Bank's Capital Plan, the Bank is required to recalculate annually each Member's Membership Stock Requirement (i.e., the amount of Subclass B1 stock of the Bank the Member is required to hold) as of the end of the previous year. In accordance with the Capital Plan requirement, on March 26, 2010, each Member's Membership Stock (Subclass B1) Requirement will be recalculated using the Member's total assets as of December 31, 2009 and the factor of .18% (18 basis points), subject to a cap of $26 million. The factor and dollar cap were those in effect on December 31, 2009, the record date for the 2010 election of Bank directors.

The Bank also will recalculate the Member's Activity-Based Stock Requirement (i.e., the amount of Subclass B2 stock of the Bank the Member is required to hold) as of the end of the previous year. The sum of the Member's Membership Stock (Subclass B1) Requirement and Activity-Based Stock (Subclass B2) Requirement calculations (discussed above) constitutes such Member's Minimum Stock Requirement under the Capital Plan as of the record date for the 2010 election of Bank directors and will be used to determine the number of votes the Member (including an eligible Former Member) may cast in such election.

These calculations will not result in an adjustment transaction to your institution's DIA.
  Prospective Adjustment in Membership Stock (Subclass B1) Requirement Factor

The Bank's Board of Directors recently approved a prospective decrease in the factor that is used to recalculate the Member's Membership Stock (Subclass B1) Requirement. The previously established $26 million cap will not change.

Effective March 26, 2010, the factor will change from .18% (18 basis points) to .15% (15 basis points) of the Member's total assets as of December 31, 2009, resulting in a recalculation of each Member's Membership Stock (Subclass B1) Requirement. The result of this recalculation will be used to determine the amount of the adjustment, if any, to the Member's required membership stock (Subclass B1) balance and DIA.

If this recalculation reduces your Membership Stock (Subclass B1) Requirement, the excess shares will be retained in your institution's account as excess membership stock (Subclass B1) on March 26, 2010. The Bank's Board of Directors will continue to review excess stock repurchases, both membership stock (Subclass B1) and activity-based stock (Subclass B2) on a quarterly basis after quarterly results are known.

If this recalculation increases your institution's Membership Stock (Subclass B1) Requirement and your institution has excess activity-based stock (Subclass B2) on March 26, 2010, the Bank will repurchase excess activity-based stock (Subclass B2) (thereby generating a cash credit to the DIA) to offset all or a portion of any debit to your institution's DIA associated with the required membership stock (Subclass B1) purchase.

If this recalculation increases your institution's Membership Stock (Subclass B1) Requirement, and your institution does not have sufficient excess activity-based stock (Subclass B2) on March 26, 2010, to offset all of any debit to your account, please ensure your institution's DIA will have sufficient funds on March 26, 2010, to purchase the additional shares of membership stock (Subclass B1).

During the week of March 22, 2010, two forms will be placed on FHLBAccess® showing the results for your institution of the annual recalculation of Minimum Stock Requirement for 2010 election of directors and the adjustment in Membership Stock (Subclass B1) Requirement. If you have any questions about this notice or about these forms when they are available, please call the sales and trading department at 1-800-536-9650.

The terms Activity-Based Stock Requirement, Daily Investment Account, Member, Membership Stock Requirement, Minimum Stock Requirement, Subclass B1, and Subclass B2 have the meaning ascribed to them in the Capital Plan of the Federal Home Loan Bank of Atlanta (Capital Plan).

As used in the notice, "Former Member" refers to any Former Member (as such term is defined in the Capital Plan) that was a Member as of December 31, 2009 and to any Nonmember Stockholder (as such term is defined in the Capital Plan) whose predecessor-in-interest was a Member as of December 31, 2009. Former Members are subject to the annual Minimum Stock Requirement recalculations described above; however, they are not subject to the adjustment in the Membership Stock Requirement factor or any transaction resulting therefrom discussed in this notice.

FHLBank Atlanta Releases Preliminary Financial Results for 2009

Based on unaudited financial results, the Bank earned $283.5 million in 2009, a $29.7 million, or an 11.7 percent, increase from net income of $253.8 million for 2008.

The Bank expects to file its complete financial report Form 10-K on March 25, 2010 with the Securities and Exchange Commission. The Bank's Board of Directors has not yet made a determination regarding any dividend for the fourth quarter of 2009.